As filed with the Securities and Exchange Commission on April 2, 2010
Registration No. 333-164786

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
to
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CITY TELECOM (H.K.) LIMITED
(Exact name of Registrant as specified in its charter)

Hong Kong Special Administrative Region,
The People’s Republic of China	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Level 39, Tower 1, Metroplaza
No. 223 Hing Fong Road
Kwai Chung, New Territories
Hong Kong
Telephone: (852) 3145 6068
(Address and telephone number of Registrant’s principal executive offices)

Mr. Lai Ni Quiaque
12th Floor, Trans Asia Centre
No. 18 Kin Hong Street
Kwai Chung, New Territories
Hong Kong
Telephone: (852) 3145 6068
Facsimile: (852) 2199 8445
(Name, address and telephone number of agent for service)

Copies of all Correspondence to:
Mr. Jeffrey Maddox
Ms. Virginia Tam
Jones Day
29th Floor, Edinburgh Tower
The Landmark
15 Queen’s Road Central
Hong Kong
Telephone: (852) 3189 7318

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.C. or a post effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION
DATED APRIL 2, 2010
PROSPECTUS
US$100,000,000
Ordinary Shares
Debt Securities
Warrants
Rights to Purchase Ordinary Shares
Units

     We may offer under this prospectus from time to time, at amounts, prices and on terms to be determined by market conditions at the time we make the offer, our:

•	ordinary shares;

•	debt securities (including convertible debt securities);

•	warrants to purchase debt or equity securities;

•	rights to purchase ordinary shares; or

•	any combination of the above, separately or as units.
     This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement. Before you invest in our securities, you should carefully read both this prospectus and the prospectus supplement related to the offering of the securities.
     Our American depositary shares are listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “CTEL.” Our ordinary shares are listed on The Stock Exchange of Hong Kong Limited (“HKSE”) under the number “1137.” On March 31, 2010, the last reported sale price of our American depositary shares on Nasdaq was US$16.07 per share and the last reported sale price of our ordinary shares on the HKSE was HK$6.21 per share. We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek listing of any such securities, a prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.
     If we sell securities through agents or underwriters, we will include their names and the fees, commissions and discounts they will receive, as well as the net proceeds to us, in the applicable prospectus supplement.

     The securities offered hereby involve a high degree of risk. See “Risk Factors” on page 6.
     None of the U.S. Securities and Exchange Commission, the Hong Kong Securities and Futures Commission or any state securities commission have approved or disapproved of these securities or passed upon the adequacy, completeness or accuracy of this prospectus. Any representation to the contrary is a criminal offense under the laws of the United States and the laws of Hong Kong.
The date of this prospectus is                     , 2010

-i-

PROSPECTUS SUMMARY
          This is a summary of our business and this offering. For a more complete understanding of our business and this offering, you should read the entire prospectus and the documents incorporated by reference.
Company Overview
Principal Activities
          We are a Hong Kong-based provider of residential and corporate fixed telecommunications network and international telecommunications services. We specialize in the residential mass market and small-to-medium corporate and enterprise market segments. The majority of our revenues are derived from business conducted in Hong Kong.
          We derive our revenues from two business segments: FTNS and IDD. A breakdown of our revenues is as follows:

	For the year ended August 31,
	2008	2009
	HK$	HK$
Revenue	(Amounts in thousands)
FTNS business	1,011,038	1,230,880
IDD business	291,943	247,359

Total operating revenue	1,302,981	1,478,239

•	FTNS business. Our FTNS business involves the provision of fixed telecommunications network services through our self-owned Next Generation Network. Such services include the following:
•	high-speed broadband Internet access services at symmetric upstream and downstream access speeds of 25 Mbps to 1000 Mbps;

•	fixed line local telephony services using VoIP technology;

•	pay television services consisting of more than 80 channels, including self-produced news, children’s programming, international drama, movies and documentary and local interest programming, using our IP platform; and

•	corporate data services, including the provision of dedicated bandwidth to corporate customers.
As of August 31, 2009, we had a total of approximately 943,000 subscriptions for our fixed telecommunications network services, consisting of 391,000 broadband Internet access, 382,000 local VoIP and 170,000 IP-TV services subscriptions.
•	IDD business. Our IDD business involves the provision of international telecommunications services. Such services include direct dial services, international calling cards and mobile call forwarding services in Hong Kong and Canada. As of August 31, 2009, the customer base for our total international telecommunications services consisted of approximately 2.4 million registered accounts.
Strategy and Competitive Strengths
          Our strategy is to market multiple fixed telecommunications network services by capitalizing on the new in-building blockwiring we have done on a mass scale for our Next Generation Network, which is described below, and will focus on growing our market share, increasing our network coverage and introducing new services through our IP platform. We believe that our success will continue to depend on our ability to capitalize on our focus on the residential mass and small-to-medium corporate and enterprise market segments, our leading-edge Next Generation Network, and our first mover advantage in the fixed line telecommunications market, which have a high entry barrier.
          We believe that our demonstrated success is primarily due to our ability to capitalize on the following key strengths:
•	Focus on the Residential Mass and Small-To-Medium Corporate and Enterprise Market Segments. We focus on offering high-bandwidth services to the residential mass and small-to-medium enterprise markets in Hong Kong, which we believe have significant growth potential. We price our services attractively on a value-for-bandwidth basis and at the same time offer bandwidth advantages over comparable service offerings by our competitors. Our IP-TV services focus on the residential mass market by providing Chinese-language content that targets the Chinese-speaking population of Hong Kong. We have also strengthened our English language content over the past year to increase our competitiveness by adding National Geographic, AXN, Bloomberg and other channels. Our focus on the residential mass and small-to-medium corporate and enterprise markets has enabled us to quickly grow our subscription base, and we believe this will help us to increase sales of our services.

•	Leading-Edge Next Generation Network. We believe our self-owned Next Generation Network, a fiber-based backbone, gives us an inherent cost and performance advantage over our competitors. The high capacity of this network has enabled us to offer a suite of services on a single IP network platform. This IP platform is highly scalable, enabling us to offer broadband Internet access, local VoIP, IP-TV and corporate data services over a single network. It is also capable of providing up to 1,000 Mbps symmetric broadband Internet access.

•	First Mover Advantage and High Barriers to Entry. Despite the intense competition in the Hong Kong telecommunications industry, the inherent characteristics of the fixed line telecommunications market create a high entry barrier. Accordingly, we believe that our Next Generation Network’s current coverage of 1.6 million residential homes pass, substantially all in densely populated areas, gives us a first mover advantage over our competitors. Competitors who want to replicate our business model to provide a full coverage network that includes remote and difficult-to-reach areas of Hong Kong may encounter technological difficulties. Attempting to deploy Metro Ethernet technology in such locations would significantly increase costs and completion time of such a network. While other telecommunications operators may lay their own fiber, we believe some would encounter significant in-building bottlenecks when attempting to complete an end-to-end network. This is because a majority of Hong Kong’s residential properties have limited space for in-building wiring leading to subscribers’ residences, making it difficult for new entrants to replicate our end-to-end network build. We can increase or decrease the capacity of our Next Generation Network between 100Mbps to 1,000Mbps logarithmically and without adding to the network’s physical infrastructure, something our competitors using legacy telephone lines cannot accomplish with existing technology.
Recent Developments
          Update on Fixed Mobile Interconnection Charge
          On November 25, 2009, the Hong Kong Telecommunications Authority (“TA”) issued a Preliminary Analysis (the “2009 PA”) in relation to the 2008 Determination (see note 2(c) to our consolidated financial statements) for mobile interconnection charges. TA invited HKBN and the mobile operators covered by the 2008 Determination to make representations in relation to the 2009 PA on or before December 25, 2009. As of March 29, 2010, the 2008 Determination is still in process.

          Buyback of 10-year Senior Notes (the “Notes”)
          Between September 1, 2009 and December 15, 2009, we repurchased Notes with a cumulative principal value of US$1.5 million (equivalent to HK$11.6 million) in the open market. The total consideration paid including accrued interest was approximately US$1.6 million (equivalent to HK$12.1 million). The loss on extinguishment was approximately US$41,000 (equivalent to HK$318,000) which is expected to be recorded in the consolidated income statement for the year ending August 31, 2010. The principal value of the Notes outstanding after the repurchases was US$19,863,000 (equivalent to HK$153,948,000).
          Redemption of Notes
          On December 30, 2009, we gave a notice of redemption to the holders of the Notes. Pursuant to the relevant notice, we redeemed on February 1, 2010 all of the then-outstanding Notes at a redemption price equal to 104.375% of the principal amount plus accrued and unpaid interest. After these redemptions, no Notes remain outstanding.
          Domestic Free Television Program Service Licence application
          On December 31, 2009, we submitted to the Hong Kong Broadcasting Authority an application for the Domestic Free Television Programme Service Licence to provide free television programme services in Hong Kong. We currently estimate a maximum cumulative investment at HK$210 million will be required before reaching positive free cash flow.
The Offering
          This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings in amounts, at prices and on other terms to be determined at the time of the offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities under this prospectus, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any information we provide in a prospectus supplement is inconsistent with information in this prospectus, the information in the prospectus supplement will modify or supersede this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Information by Reference.”
Use of Defined and Technical Terms
          Except as otherwise indicated by the context, references in this Form F-3 to:
•	“Hong Kong Companies Ordinance” are to Chapter 32 of the laws of Hong Kong;

•	“City Telecom,” the “Company,” “we,” “US” or “our” are to City Telecom (H.K.) Limited;

•	“fiscal year” or “fiscal” are to the Company’s fiscal year ended August 31 for the year referenced;

•	“FTNS business” are to our business segment in which we provide fixed telecommunications network services, including dial up and broadband Internet access services, local VoIP services, IP-TV services and corporate data services;

•	“Group” are to the Company and its subsidiaries;

•	“HKBN” are to Hong Kong Broadband Network Limited, a wholly owned subsidiary of the Company;

•	“HKFRSs” are to Hong Kong Financial Reporting Standards issued by the Hong Kong Institute of Certified Public Accountants;

•	“IDD business” are to our business segment in which we provide international telecommunications services, including international long distance call services;

•	“IFRSs” are to International Financial Reporting Standards, as issued by the International Accounting Standards Board;

•	“IP-TV services” are to pay-television services through Internet Protocol; and

•	“Mbps” are mega-bytes per second

•	“VoIP” are to Voice over Internet Protocol.
Currency Translation
          We publish our consolidated financial statements in Hong Kong dollars. In this Form F-3, references to “Hong Kong dollars” or “HK$” are to the currency of Hong Kong, and references to “U.S. dollars” or “US$” are to the currency of the United States. This Form F-3 contains translations of Hong Kong dollar amounts into U.S. dollar amounts, solely for your convenience. Unless otherwise indicated, the translations have been made at US$1.00 = HK$7.7505, which was the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on August 31, 2009. On March 26, 2010 the exchange rate was US$1.00 = HK$7.7620. You should not construe these translations as representations that the Hong Kong dollar amounts actually represent such U.S. dollar amounts or could have been or could be converted into U.S. dollars at the rates indicated or at any other rates.
Corporate Information
          We were incorporated on May 19, 1992 under the Hong Kong Companies Ordinance and are a limited liability company. Our registered office is located at Level 39, Tower 1, Metroplaza, No. 223 Hing Fong Road, Kwai Chung, New Territories, Hong Kong, telephone (852) 3145-6888. Our agent for U.S. federal securities laws purposes is CT Corporation System, 111 Eighth Avenue, New York, NY 10011.
          Investor inquiries should be directed to us at the address and telephone number of our registered office set forth above. Our website is http://www.ctihk.com. The information contained on our website does not form a part of this prospectus.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS
          Various statements incorporated by reference or contained in this prospectus discuss our future expectations, contain projections of our results of operations or financial condition, and include other forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended. You should not unduly rely on forward-looking statements contained or incorporated by reference in this prospectus. Our actual results and performance may differ materially from those expressed in such forward-looking statements. Forward-looking statements that express our beliefs, plans, objectives, assumptions, future events or performance may involve estimates, assumptions, risks and uncertainties. Such risks and uncertainties are discussed in this prospectus under the heading “Risk Factors”, and in our other filings with the Securities and Exchange Commission. You should read and interpret any forward-looking statements together with these documents. Forward-looking statements often, although not always, include words or phrases such as the following: “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “expect,” “intends,” “plans,” “projection” and “outlook.” These statements are based on management’s assumptions and beliefs in light of the information currently available to us.
          Any forward-looking statement speaks only as of the date on which that statement is made. We will not update, and expressly disclaim any obligation to update, any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

RISK FACTORS
          An investment in our securities is speculative and involves a high degree of risk. Therefore, you should not invest in our securities unless you are able to bear a loss of your entire investment. You should carefully consider the factors set forth under the heading “Item 3. Key Information—D. Risk Factors” in our most recently filed annual report on Form 20-F, as amended, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, if applicable, in any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES
     Our ratio of earnings to fixed charges for the three fiscal years ended August 31, 2005, 2006 and 2007 in accordance with HKFRS, and for the two fiscal years ended August 31, 2008 and 2009 in accordance with IFRS, were as follows:

Fiscal Year Ended August 31,
2005	2006	2007	2008	2009
*	*	1.35	2.44	5.56

*	Earnings for the fiscal years ended August 31, 2005 and 2006 were inadequate to cover fixed charges by HK$170,221,000 and HK$149,306,000 respectively.
CAPITALIZATION
     The following table sets forth our capitalization as of August 31, 2009 on an actual basis.

	Actual
	HK$	US$
	(in thousands)
8.75% senior notes due 2015	165,563	21,363

Shareholders’ equity
Common stock (2,000,000,000 ordinary shares authorized; 664,179,970 ordinary shares issued; 1,335,820,030 ordinary shares outstanding)	66,418	8,570
Share Premium	681,208	87,892
Reserves	480,901	62,047

Total shareholders’ equity	1,228,527	158,509

Total Capitalization	1,394,090	179,872

PRICE RANGE OF ORDINARY SHARES
          Our American depositary shares are listed on Nasdaq under the symbol “CTEL” and our ordinary shares are listed on the HKSE under the number “1137.”
          The following table sets forth, for the periods indicated, the high and low reported closing prices of our American depositary shares listed on Nasdaq and our ordinary shares listed on the HKSE:

	Nasdaq		HKSE
Period	High (US$)	Low (US$)	High (HK$)	Low (HK$)
March 2010 (through March 31, 2010)	16.07	11.35	6.21	4.61
February 2010	12.58	10.39	4.88	4.11
January 2010	13.03	10.15	5.03	3.80
December 2009	10.30	8.80	3.95	3.35
November 2009	10.00	6.61	3.92	2.50
October 2009	7.75	6.75	2.88	2.55
Second quarter 2010	13.03	8.80	5.03	3.35
First quarter 2010	10.00	5.29	3.92	2.03
Fourth quarter 2009	5.24	4.01	2.07	1.60
Third quarter 2009	4.44	2.00	1.72	0.85
Second quarter 2009	2.85	2.22	1.16	0.84
First quarter 2009	4.72	1.92	1.75	0.75
Fourth quarter 2008	5.24	4.37	2.03	1.65
Third quarter 2008	5.75	4.25	2.08	1.62
Second quarter 2008	6.47	4.36	2.43	1.67
First quarter 2008	10.75	4.75	3.66	1.90
Fiscal 2009	5.24	1.92	2.07	0.75
Fiscal 2008	10.75	4.25	3.66	1.62
Fiscal 2007	5.83	1.40	2.20	0.60
Fiscal 2006	2.44	1.37	0.92	0.55
Fiscal 2005	4.75	1.97	1.83	0.79
          On March 31, 2010, the last reported closing price of our American depositary shares on Nasdaq was US$15.87 per share and the last reported closing price of our ordinary shares on the HKSE was HK$6.21 per share.

USE OF PROCEEDS
          Unless we state otherwise in a prospectus supplement, we will use the net proceeds from the sale of securities under this prospectus for general corporate purposes. From time to time, we may evaluate the possibility of acquiring businesses, products, equipment, tools and technologies, and we may use a portion of the proceeds as consideration for acquisitions. Until we use net proceeds for these purposes, we may invest them in interest-bearing securities.

DILUTION
          We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:
•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF SHARE CAPITAL
Ordinary Shares
          Described below is a summary of certain information relating to our ordinary shares. This includes brief summaries of certain provisions of our Memorandum and Articles of Association, as currently in effect, and where relevant to the description of our ordinary shares, the Companies Ordinance (Chapter 32 of the laws of Hong Kong) (the “Companies Ordinance”). As this is a summary, it does not contain all the information that may be important to you. You should therefore read our full Memorandum and Articles of Association, filed as exhibit 3.1 to this Form F-3, if you would like additional or more detailed information.
General
          City Telecom was incorporated in Hong Kong on May 19, 1992 under the Companies Ordinance. Clause 3 of the Memorandum of Association states that the Company’s objects are to carry on the business of telecommunications services in addition to various other related and unrelated business activities.
          Our ordinary shares have been listed under the number “1137” on The Stock Exchange of Hong Kong Limited, or the HKSE, since August 4, 1997. Our American depositary shares, each representing 20 ordinary shares, have been listed under the symbol “CTEL” on Nasdaq since November 3, 1999. Our 10-year senior notes were listed under the ISIN codes of US178677AA87 and USY16599AA30 on the Singapore Exchange Securities Trading Limited, or SGX-ST, on January 24, 2005. The 10-year senior notes were subsequently exchanged for registered notes with ISIN code US178677AB60 pursuant to a registration statement under the U.S. Securities Act of 1933 on June 24, 2005.
          As of March 29, 2010, we had an authorized share capital of HK$200,000,000 consisting of 2,000,000,000 ordinary shares each with a par value of HK$0.10 per share and 684,059,650 shares issued as of March 29, 2010.
          As of March 29, 2010, there were 13 registered holders of 3,701,933 American depositary shares in the United States, consisting of 10.85% of our outstanding shares.
Dividends
          Unless the relevant provisions of the Companies Ordinance require otherwise, we may by ordinary resolution (being a resolution passed by a majority of our shareholders who attend and vote at a meeting of shareholders) from time to time declare dividends, but no dividend shall exceed the amount recommended by our board of directors. Our Articles contain provisions on apportioning dividends where ordinary shares are not or were not fully paid for during the period covered by the dividend.
          Unless the relevant provisions of the Companies Ordinance require otherwise, our board of directors may pay such interim dividends as appears to them to be justified by our financial position and pay any dividend payable at a fixed rate at intervals decided upon by our board of directors, whatever our financial position, if the board of directors feels that this payment is justified.
          In respect of any dividend proposed to be paid or declared by our board of directors or by us in a general meeting, our board of directors may further propose and announce prior to or at the same time as the payment or declaration of such dividend either that:
1)	Such dividend be made in whole or in part in the form of an allotment of shares to the shareholders, credited as being fully paid. However, all the shareholders entitled to receive these new ordinary shares will also be entitled to choose to receive the dividend (or a part of it) in cash and not shares; or

2)	The shareholders entitled to such dividend are entitled to elect to receive an allotment of shares, credited as fully paid in stead of the whole or that part of the cash dividend as the board of directors may decide upon.
          Any general meeting declaring a dividend may, upon the recommendation of our board of directors, by ordinary resolutions, direct that the dividend shall be met, wholly or partly, by the distribution of our assets.
          Any dividend not claimed by a shareholder after a period of six years from the date when it was first due to be paid shall be forfeited and shall revert to us. The payment by our board of directors of any unclaimed dividend, interest or other sum payable on or in respect of an ordinary share into a separate account shall not make us responsible as a trustee for such sums.
Annual and extraordinary general meeting of shareholders
          The Companies Ordinance requires our board of directors to hold an annual general meeting of our shareholders once every year and not more than 15 months after our previous annual general meeting. The annual general meeting and any other general meeting of our shareholder held for the passing of a special resolution (being a resolution passed by not less than 75% of those votes cast by the shareholders who attend and vote at a general meeting) should be convened by not less than 21 clear days’ notice in writing. The notice shall specify the place, date and time of meeting and the general nature of the business to be transacted. An annual general meeting may be called by not less than 20 clear business days’ notice if it is agreed by all shareholders entitled to attend and vote at the meeting. The business of the annual general meeting will include:
(a)	the declaration and sanctioning of dividends;

(b)	the consideration and adoption of the accounts, balance sheet and reports of the directors and auditors and other documents required to be attached to the financial statements;

(c)	the appointment of directors in place of those retiring (by rotation or otherwise);

(d)	the appointment of auditors; and

(e)	the fixing of, or the determining of the method of fixing, the remuneration of the directors and of the auditors.
          Our board of directors may convene an extraordinary general meeting (which is any general meeting of the shareholders other than the annual general meeting) whenever it thinks fit and must do so upon the request in writing of shareholders holding not less than one-twentieth of our paid-up capital carrying the right to vote at a general meeting. All extraordinary general meetings (other than those convened for the passing of a special resolution referred to above) should be convened by not less than 10 clear business days’ notice in writing. Extraordinary general meetings may be called by less than 10 clear business days’ notice by a majority in number of the shareholders having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving that right.
          Except as otherwise provided by our Articles, two shareholders present in person or by proxy and entitled to vote shall be a quorum for all purposes. Whilst no business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, the absence of a quorum shall not preclude the choice or appointment of a chairman which shall not be treated as part of the business of the meeting.
          The Nasdaq marketplace rules also provide that a foreign private issuer such as ourselves may be granted an exemption from such requirements under such rules to have an annual meeting if it follows the practice of its home country.
Restrictions on ownership of shares
          There are no restrictions, either pursuant to our Articles or to the laws of Hong Kong, on the rights of non-residents of Hong Kong or foreign persons to hold or exercise voting rights with respect to our ordinary shares.
Voting rights
          Any decisions that are made by the shareholders in a general meeting require the passing of either an ordinary or a special resolution at such meeting. The type of resolution required to be passed depends upon the provisions of the Companies Ordinance and our Articles as certain matters may only be decided by the passing of a special resolution.
          Unless any shares have special terms as to voting, on a show of hands every shareholder who is present in person at a general meeting, shall have one vote irrespective of the number of shares he holds and on a poll every shareholder who is present in person or by proxy shall have one vote for every share of which he is the holder. Our Articles set out the circumstances in which a poll can be demanded.
          Pursuant to Rule 13.39(4) of the Listing Rules of the HKSE which became effective on January 1, 2009, any votes of the shareholders at a general meeting must be taken by poll.
          Any shareholder that is a recognized clearing house within the meaning of the Securities and Futures Ordinance of Hong Kong may authorize such person or persons as it thinks fit to act as its representative (or representatives) at any general meeting or at any separate meeting of any class of shareholders (if relevant). However, if more than one person is authorized, the authorization must specify the number and class of shares in respect of which each person is in fact authorized. The authorized person will be entitled to exercise the same power on behalf of the recognized clearing house as that clearing house (or its nominees) could exercise if it were an individual shareholder of the Company.
Issue / Transfer of shares
          Under the Companies Ordinance, our board of directors may, without the prior approval of the shareholders, offer to issue new shares to existing shareholders in proportion to their current shareholdings. Our board of directors may not issue new shares in any other way without the prior approval of the shareholders. Any such approval given in a general meeting shall continue in force until the earlier of: (1) the conclusion of the next annual general meeting; or (2) the expiration of the period within which the next annual general meeting is required by law to be held; or (3) when revoked or varied by an ordinary resolution of the shareholders in a general meeting. Where such shareholders’ approval is given, subject to the Listing Rules and any conditions attached to such approval, our unissued shares may be at the disposal of our board of directors, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the directors may decide.
          Subject to the provisions of our Articles, any shareholder may transfer all or any of his shares by an instrument of transfer in the usual or common form or in such other form as our board of directors may accept and may approve. Such instrument may be signed by hand or, if the buyer or seller is a clearing house or its nominee(s), signed by hand or by a machine imprinted signature or by such other manner as our board of directors may approve from time to time.
          The instrument of transfer of a share shall be executed by or on behalf of both the buyer and the seller of that share provided that our board of directors may dispense with the signing of the instrument of transfer by the buyer in any case which it thinks fit in its discretion to do so. Except as provided in the paragraph above, our board of directors may also decide, either generally or in any particular case, upon request by either the buyer or seller of shares to accept mechanically signed transfers. The seller shall be deemed to remain the holder of the share until the name of the buyer is entered into our register in respect of that share. All instruments of transfer, when registered, may be retained by us. Nothing in our Articles prevents our board of directors from recognizing a renunciation of the allotment or provisional allotment of any share by the person to whom the shares were to be allotted in favor of some other person.
          Our board of directors may in its absolute discretion and without giving any reason, decline to register any transfer of any share which is not a fully paid share.
          Our board of directors may also decline to register any transfer unless:
(a)	the instrument of transfer, duly stamped, is lodged with us accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the seller to make the transfer;

(b)	such fee, not more than the maximum amount allowed by The Stock Exchange of Hong Kong Limited from time to time, as our board of directors may from time to time require is paid to us in respect of it;

(c)	the instrument of transfer is in respect of only one class of share;

(d)	in the case of a transfer of a share jointly held by two or more holders, the number of joint holders to whom the share is to be transferred does not exceed four; and

(e)	the shares concerned are free of any lien in favor of us.
          If our board of directors declines to register a transfer of any share, it shall, within two months after the date on which the instrument of transfer was lodged, send to the buyer notice of the refusal.
Shareholders
          In accordance with our Articles, only persons who are registered in our register of members are recognized by us as shareholders and absolute owners of the shares. The register of members may be closed by our board of directors at such times and for such periods as it may from time to time decide by giving notice by advertisement in a newspaper circulating generally in Hong Kong, but the register shall be closed in any year for more than 30 days (excluding Sundays and public holidays) unless extended by ordinary resolution.
American Depositary Shares
          The Bank of New York Mellon, as depositary, will execute and deliver the American Depositary Receipts, or ADRs. Each ADR is a certificate evidencing a specific number of American Depositary Shares, also referred to as ADSs. Each ADS represents 20 ordinary shares (or a right to receive 20 ordinary shares) deposited with The Hongkong and Shanghai Banking Corporation Limited, as the custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADRs will be administered is located at 101 Barclay Street, New York, New York 10286.
          Our ADSs may be held either directly (by having an ADR registered in the holder’s name) or indirectly through a broker or other financial institution. If our ADSs are held directly, the holder of the ADS is an ADR holder. This description assumes you hold our ADSs directly. If you hold our ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section and should consult with your broker or financial institution to find out what those procedures are.
          Holders of our ADRs will have certain rights. A deposit agreement among us, the depositary and our ADR holders sets out ADR holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs. We will not treat our ADR holders as shareholders, and our ADR holders will not have shareholder rights. (For a description of our shareholders’ rights, see “Description of Share Capital — Ordinary Shares”). The depositary will be the holder of the shares underlying our ADRs.
          The following is a summary of the material provisions of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, our ADR holders should read the entire deposit agreement and the form of ADR.
Dividends and Other Distributions
How will our ADR holders receive dividends and other distributions on the ordinary shares?
          The depositary has agreed to pay to our ADR holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. Our ADR holders will receive these distributions in proportion to the number of ordinary shares their ADSs represent.

          Cash. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADR holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.
          Before making a distribution, the depositary will deduct any withholding taxes that must be paid. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, our ADR holders may lose some of the value of the distribution.
          Ordinary Shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution in proportion to the number of ADSs representing the underlying ordinary shares. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. Before making a distribution, the depositary will deduct any withholding taxes and fees that must be paid.
          After consultation with us, if the depositary makes rights available to our ADR holders, upon instruction from our ADR holders, it will exercise the rights and purchase the shares on behalf of our ADR holders. The depositary will then deposit the shares and issue American depositary shares to our ADR holders. It will exercise rights if our ADR holders pay it the exercise price and any other charges the rights require ADR holders to pay.
          U.S. securities laws may restrict the sale, deposit, cancellation, and transfer of the American depositary shares issued after exercise of rights. For example, ADR holders may not be able to trade the American depositary shares freely in the United States. In this case, the depositary may issue the American depositary shares under a separate deposit agreement which will contain the same provisions as the deposit agreement, except for changes needed to put the restrictions in place.
          Rights to receive additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary, after consulting with us, may make these rights available to our ADR holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, our ADR holders will receive no value for them.
          The depositary will not offer the rights unless both the rights and the securities to which the rights relate are exempt from registration under the Securities Act or are registered under the Securities Act. If the depositary makes rights available to our ADR holders, it will exercise the rights and purchase the ordinary shares at the request of and on each ADR holder’s behalf if our ADR holders pay it the exercise price and any other charges the rights require our ADR holders to pay. The depositary will then deposit the ordinary shares and deliver ADSs to our ADR holders.
          United States securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, our ADR holders may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.
          Other Distributions. The depositary will send to our ADR holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to our ADR holders unless it receives satisfactory evidence from us that it is legal to make that distribution.
          The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, shares, rights or anything else to ADR holders. (See “Risk Factors”). This means that our ADR holders may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to them.

Deposit, Withdrawal and Cancellation
How are ADRs issued?
          The depositary will deliver ADRs if ordinary shares or evidence of rights to receive ordinary shares are deposited with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names requested and will deliver the ADRs at its office to the persons requested.
How do ADR holders cancel ADRs and obtain ordinary shares?
          Our ADR holders may turn in their ADRs at the depositary’s office in order to withdraw the securities represented by the ADR. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADR to the ADR holder or a person he, she or it designates at the office of the custodian. Or, at the ADR holder’s request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.
Voting Rights
How do our ADR holders vote?
          Our ADR holders may instruct the depositary to vote the ordinary shares underlying their ADRs. Otherwise, our ADR holders will not be able to exercise their right to vote unless they withdraw the ordinary shares. However, our ADR holders may not know about the meeting enough in advance to withdraw the ordinary shares.
          If we ask for our ADR holders’ instructions, the depositary will notify our ADR holders of the upcoming vote and arrange to deliver our voting materials and form of notice to them. The materials will (1) describe the matters to be voted on and contain such information as is contained in the notice from us, (2) include a statement that the ADR holders on a specified record date will be entitled to direct the depositary to vote the shares or other deposited securities underlying the ADRs, subject to applicable law and our Constitution, and (3) explain how our ADR holders may instruct the depositary to vote the ordinary shares or other deposited securities underlying their ADSs as they direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of the depositary agreement and the depositary’s operating documents, to vote or to have its agents vote the ordinary shares or other deposited securities as our ADR holders instruct. The depositary shall not vote or attempt to exercise the right to vote other than in accordance with the instructions of the ADR holders. We cannot assure our ADR holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that our ADR holders may not be able to exercise their right to vote and there may be nothing they can do if their ordinary shares are not voted as they requested.
Fees and Expenses

Persons depositing ordinary shares or ADR holders must pay:	For:

US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

US$0.02 (or less) per ADS	• Any cash distribution to our ADR holders

Persons depositing shares or ADR holders must pay:	For:

A fee equivalent to the fee that would be payable if securities distributed to our ADR holders had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADR holders

Registration or transfer fees	• Transfer and registration of ordinary shares on our ordinary share register to or from the name of the depositary or its agent when our ADR holders deposit or withdraw ordinary shares

Expenses of the depositary in converting foreign currency to U.S. dollars
•   Whenever the depositary or the custodian receives foreign currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, and if at the time of the receipt thereof the foreign currency so received can in the judgment of the depositary be converted on a reasonable basis into U.S. dollars and the resulting U.S. dollars transferred to the United States

Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)

Taxes and other governmental charges the depositary or the custodian have to pay on any ADR or ordinary share underlying an ADR, for example, stock transfer taxes, stamp duty or withholding taxes

Any charges incurred by the depositary or its agents for servicing the deposited securities

If we:	Then:
• Reclassify, split up or consolidate any of the deposited securities	The cash, ordinary shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

•   Distribute securities on the ordinary shares that are not distributed to our ADR holders

•   Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action
The depositary may, and will if we ask it to, distribute some or all of the cash, ordinary shares or other securities it received. It may also deliver new ADRs or ask our ADR holders to surrender their outstanding ADRs in exchange for new ADRs identifying new deposited securities.

Payment of Taxes
          The ADR holder is required to pay all taxes and other governmental charges that may be payable in respect of any their ADSs, or the shares or other securities underlying their ADSs. The depositary may refuse to effect a transfer of any ADRs or refuse to effect the withdrawal of any securities underlying the ADRs while any such taxes and charges are outstanding. The depositary may deduct the amount of any taxes owed from any payments to our ADR holders. It may also sell deposited securities, by public or private sale, to pay any taxes owed. Our ADR holders will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to our ADR holders any proceeds, or send to our ADR holders any property, remaining after it has paid the taxes.
Reclassifications, Recapitalizations and Mergers

	If we:	Then:

•	Change the nominal or par value of our shares;	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities; and

The depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also issue new ADSs or ask you to surrender your outstanding ADSs in exchange for new ADSs, identifying the new deposited securities.

•	Reclassify, split up or consolidate any of the deposited securities;

•	Distribute securities on the shares that are not distributed to you; or

•	Recapitalize, reorganize, merge, liquidate, implement the mandatory exchange, sell all or substantially all of its assets, or take any similar action

Amendment and Termination
How may the deposit agreement be amended?
          We may agree with the depositary to amend the deposit agreement and the ADRs without the consent of our ADR holders for any reason which we deem desirable. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADR holders, it will not become effective for outstanding ADRs until 30 days after the depositary notifies ADR holders of the amendment. At the time an amendment becomes effective, our ADR holders are considered, by continuing to hold their ADRs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. In no event will an amendment impair the right of ADR holders to surrender and withdraw the underlying securities, except in order to comply with the applicable law.
How may the deposit agreement be terminated?
          The depositary will terminate the deposit agreement if we ask it to do so by notifying our ADR holders at least 90 days before termination. The depositary may also terminate the deposit agreement if the depositary has notified us that it would like to resign and we have not appointed a successor depositary within 90 days.
          After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADRs. At any time after the expiration of one year from the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The depositary’s only obligations after the sale of the deposited securities will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.
Limitations on Obligations and Liability
Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADRs
          The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:
•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on behalf any of our ADR holders or on behalf of any other party;

•	are not liable for any action or non-action in reliance on the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any ADR holders or any other person believed in good faith to be competent to give such information;

•	are not liable for any acts or omissions made by a successor depositary; and

•	are not responsible for a failure to carry out any instructions for the depositary to vote the ADSs.
          In the deposit agreement, we agree to indemnify the depositary for acting as depositary, except for losses caused by the depositary’s own negligence or bad faith, and the depositary agrees to indemnify us for losses resulting from its negligence or bad faith.
Requirements for Depositary Actions
          Before the depositary will deliver or register a transfer of an ADR, make a distribution on an ADR, or permit withdrawal of ordinary shares, the depositary may require:
•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary;

•	delivery of the certificates that we may specify to the depositary to assure compliance with the Securities Act; and

•	compliance with laws and regulations, from time to time, consistent with the deposit agreement, including presentation of transfer documents.
          The depositary may refuse to deliver ADRs or register transfers of ADRs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.
Right of our ADR holders to Receive the Ordinary Shares Underlying their ADRs
          Our ADR holders have the right to cancel their ADRs and withdraw the underlying ordinary shares at any time except:
•	When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares.

•	When ADR holders seeking to withdraw ordinary shares owe money to pay fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of ordinary shares or other deposited securities.
          This right of withdrawal may not be limited by any other provision of the deposit agreement.
Pre-release of ADRs
          The deposit agreement permits the depositary to deliver ADRs before deposit of the underlying ordinary shares. This is called a pre-release of the ADR. The depositary may also deliver shares upon cancellation of pre-released ADRs (even if the ADRs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADRs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADRs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the ordinary shares or ADRs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Inspection Rights of ADR Holders
          The depositary will make available for inspection by holders of ADRs at its Corporate Trust Office any reports, notices and other communications, including any proxy soliciting material, received from the Company which are received by the depositary as the holder of the underlying ordinary shares and made generally available to the holders of ordinary shares by the Company. The depositary will keep books, at its Corporate Trust Office, for the registration of ADRs and transfers of ADRs which shall at all reasonable times be open for inspection by the ADR holders, provided that such inspection shall not be for the purpose of communicating with other ADR holders for purposes other than the business of the Company or a matter related to the Deposit Agreement or the ADRs.

DESCRIPTION OF DEBT SECURITIES
          This prospectus describes the general terms and provisions of the debt securities we may offer and sell by this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.
          We may offer under this prospectus an indeterminate aggregate principal amount of debt securities. We may offer debt securities in the form of either senior debt securities or subordinated debt securities. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” Unless otherwise specified in a prospectus supplement, the senior debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities generally will be entitled to payment only after payment of our senior debt.
          Certain of our subsidiaries may guarantee the debt securities we offer. Those guarantees may or may not be secured by liens, mortgages, and security interests in the assets of those subsidiaries. The terms and conditions of any such subsidiary guarantees, and a description of any such liens, mortgages or security interests, will be set forth in the prospectus supplement that will accompany this prospectus.
          The debt securities will be issued under an indenture between us and a trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. We have summarized the general features of the debt securities to be governed by the indenture. The summary is not complete. The executed indenture will be incorporated by reference from a report on Form 6-K. We encourage you to read the indenture, because the indenture, and not this summary, will govern your rights as a holder of debt securities. Capitalized terms used in this summary will have the meanings specified in the indenture. References to “we,” “us” and “our” in this section, unless the context otherwise requires or as otherwise expressly stated, refer to City Telecom (H.K.) Limited, excluding its subsidiaries.
          Our statements below relating to the debt securities and the indentures are also qualified in their entirety by reference to all of the provisions of the applicable indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture. For a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.
Additional Information
          The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors, or a committee thereof, and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.
          We may issue an unlimited amount of debt securities under the indenture, and the debt securities may be in one or more series with the same or various maturities, at par, at a premium or at a discount. Except as set forth in any prospectus supplement, we will also have the right to “reopen” a previous series of debt securities by issuing additional debt securities of such series without the consent of the holders of debt securities of the series being reopened or any other series. Any additional debt securities of the series being reopened will have the same ranking, interest rate, maturity and other terms as the previously issued debt securities of that series. These additional debt securities, together with the previously issued debt securities of that series, will constitute a single series of debt securities under the terms of the applicable indenture.
          We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and other terms of the debt securities, which will include some or all of the following:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, and, if so, the terms and the name of the depository;

•	the maturity date;

•	the interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any securities;

•	classification as senior or subordinated debt securities;

•	in the case of subordinated debt securities, the degree, if any, to which the subordinated debt securities of the series will be senior to or be subordinated to other indebtedness of our in right of payment, whether the other indebtedness is outstanding or not, the aggregate amount of outstanding indebtedness as of the most recent practicable date that is senior to the subordinated debt and a description of any limitations on the issuance of additional senior indebtedness, if any;

•	if the securities are guaranteed, the name of the guarantor and a brief outline of the contract of guarantee;

•	information about other classes of securities issued by us that may limit holders’ rights under the securities that they’ve purchased;

•	the terms on which any series of debt securities may be convertible into or exchangeable for our ordinary shares or other of our securities, including (a) provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option and (b) provisions pursuant to which the number of ordinary shares or other securities of ours that the holders of the series of debt securities receive would be subject to adjustment;

•	if any principal or interest is to be amortized, the amortization schedule by which any principal and/or interest will be paid;

•	a schedule listing the premium at which we will repay principal in order to retire the debt securities early, if we choose to do so;

•	the kind and priority of any lien securing the issue, as well as a brief identification of the principal properties subject to each lien;

•	the tax effects of any “original issue discount” as that term is defined in Section 1232 of the Internal Revenue Code (26 U.S.C. 1232);

•	the name and address of the trustee and the nature of any material relationship between the trustee and us or any of our affiliates, the percentage of the class of securities that is needed to require the trustee to take action, and what indemnification the trustee may require before proceeding to enforce any lien;

•	the place where payments will be payable and the name and address of the paying agent;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	any listing of a series of debt securities on a securities exchange or market;

•	the denominations in which we will issue the series of debt securities, if other than denominations of US$1,000 and any integral multiple thereof;

•	the consequences of any failure to pay principal, interest, or any sinking or amortization installment; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.
          We will provide information on the applicable United States and Hong Kong income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.
          If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, and premium and interest on, any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.
Transfer and Exchange
          Each debt security will be represented by either one or more global securities registered in the name of The Depositary Trust Company, as depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement.
          You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.
          You may effect the transfer of certificated debt securities and the right to receive the principal of, and any premium and interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

No Protection in the Event of a Change of Control
          Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we undergo a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.
Covenants
          We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.
Consolidation, Merger and Sale of Assets
          We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:
•	we are the surviving corporation or the successor person (if other than us) expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met, including any additional conditions described in the applicable prospectus supplement.
Events of Default
          Event of default means, with respect to any series of debt securities, any of the following:
•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.
          No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.
          If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.
          The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.
          No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:
•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•	the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.
          Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium and interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.
          If any securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver
          We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:
•	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of, or premium on, or change the fixed maturity of, any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, or premium or interest on, any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of, or premium or interest on, any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, and premium and interest on, those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security.
          Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or any premium or interest on, any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration of the debt securities of such series and its consequences, including any related payment default that resulted from the acceleration.
Discharging Our Obligations
          We may choose to either discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen, destroyed or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates.

          We may discharge our obligations under the indenture or release ourselves from covenant restrictions only if, in addition to making the deposit with the trustee, we meet some specific requirements. Among other things:
•	we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law;

•	we may not have a default on the debt securities discharged on the date of deposit;

•	the discharge may not violate any of our agreements; and

•	the discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.
Governing Law
          The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of New York.
          Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

DESCRIPTION OF WARRANTS
     We may issue warrants to purchase debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
     The applicable prospectus supplement will describe the following terms of any warrants in respect of which the prospectus is being delivered:
•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	provisions for changes or adjustments in the exercise price;

•	the amount of warrants outstanding;

•	information with respect to book-entry procedures, if any;

•	any material Hong Kong and U.S. federal income tax consequences;

•	the anti-dilution provisions of the warrants; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF RIGHTS TO PURCHASE ORDINARY SHARES
     We may issue subscription rights to purchase ordinary shares. We may issue these rights independently or together with any other offered security.
     The applicable prospectus supplement will describe the specific terms of any subscription rights offering, including:
•	the title of the subscription rights;

•	the securities for which the subscription rights are exercisable;

•	the exercise price for the subscription rights;

•	the number of subscription rights issued;

•	if applicable, a discussion of the material US federal or income tax considerations applicable to the issuance or exercise of the subscription rights;

•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	if applicable, the record date to determine who is entitled to the subscription rights and the ex-rights date;

•	the date on which the rights to exercise the subscription rights will commence, and the date on which the rights will expire;

•	the extent to which the offering includes an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting arrangement we enter into in connection with the offering.
     Each subscription right will entitle its holder to purchase for cash a number of ordinary shares, ADSs or any combination thereof at an exercise price described in the prospectus supplement. Subscription rights may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement. Ant the close of business on the expiration date, all unexercised subscription rights will become void.
     Upon receipt of payment and the subscription form properly completed and executed at the subscription rights agent’s office or another office indicated in the prospectus supplement, we will, as soon as practicable, forward the ordinary shares or ADSs purchasable with this exercise. Rights to purchase ordinary shares in the form of ADSs will be represented by certificates issued by the ADS depositary upon receipt of the rights to purchase ordinary shares registered hereby. The prospectus supplement may offer more details on how to exercise the subscription rights.
     Depending on the nature of the offering, we may enter into a standby underwriting arrangement with one or more underwriters under which the underwriter(s) will purchase any offered securities remaining unsubscribed for after the offering, as described in the prospectus supplement.

DESCRIPTION OF UNITS
     We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.
     Any applicable prospectus supplement will describe:
•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION
          We may sell securities under this prospectus in offerings:
•	through one or more underwriters or dealers;

•	through agents;

•	directly to investors;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act of 1933, to or through a market maker or into an existing trading market, on an exchange or otherwise; or

•	through a combination of any of these methods of sale.
          In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.
          We may price the securities we sell under this prospectus:
•	at a fixed public offering price or prices, which we may change from time to time;

•	at market prices prevailing at the times of sale;

•	at prices calculated by a formula based on prevailing market prices;

•	at negotiated prices; or

•	in a combination of any of the above pricing methods.
          If we use underwriters for an offering, they will acquire securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions and except as otherwise set forth in the applicable prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. The public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may change from time to time. Only underwriters named in a prospectus supplement are underwriters of the securities offered by that prospectus supplement.
           The aggregate value of all compensation received or to be received by any members of FINRA participating in an offering will not exceed 8% of the offering proceeds.
          We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.
          If we use dealers for an offering, they will acquire securities for their own account and may resell them from time to time to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.
          We may also sell securities directly or through agents. We will name any agent involved in an offering and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agents will act on a best-efforts basis.
          We may authorize agents, underwriters or dealers to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions of these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.
          We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Underwriters or agents may engage in transactions with us, or perform services for us, in the ordinary course of business. We may also use underwriters or agents with whom we have a material relationship. We will describe the nature of any such relationship in the prospectus supplement.

          An underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriter to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. These activities may cause the price of our securities to be higher than it would otherwise be on the open market. The underwriter may discontinue any of these activities at any time.
          All securities we offer, other than ordinary shares, will be new issues of securities, with no established trading market. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

DIVIDEND POLICY
          Unless the relevant provisions of the Companies Ordinance require otherwise, we may by ordinary resolution (being a resolution passed by a majority of our shareholders who attend and vote at a meeting of shareholders) from time to time declare dividends, but no dividend shall exceed the amount recommended by our board of directors. Our Articles contain provisions on apportioning dividends where shares are not or were not fully paid for during the period covered by the dividend.
          Unless the relevant provisions of the Companies Ordinance require otherwise, our board of directors may pay such interim dividends as appears to them to be justified by our financial position and pay any dividend payable at a fixed rate at intervals decided upon by our board of directors, whatever our financial position, if the board of directors feels that this payment is justified.
          In respect of any dividend proposed to be paid or declared by our board of directors or by us in a general meeting, our board of directors may further propose and announce prior to or at the same time as the payment or declaration of such dividend either that:
1)	Such dividend be made in whole or in part in the form of an allotment of shares to the shareholders, credited as being fully paid. However, all the shareholders entitled to receive these new shares will also be entitled to choose to receive the dividend (or a part of it) in cash and not shares; or

2)	The shareholders entitled to such dividend are entitled to elect to receive an allotment of shares, credited as fully paid in stead of the whole or that part of the cash dividend as the board of directors may decide upon.
          Any general meeting declaring a dividend may, upon the recommendation of our board of directors, by ordinary resolutions, direct that the dividend shall be met, wholly or partly, by the distribution of our assets.
          Any dividend not claimed by a shareholder after a period of six years from the date when it was first due to be paid shall be forfeited and shall revert to us. The payment by our board of directors of any unclaimed dividend, interest or other sum payable on or in respect of a share into a separate account shall not make us responsible as a trustee for such sums.

OFFERING EXPENSES
          The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC registration fee	US$ 7,130
Legal fees and expenses	US$50,000
Accounting fees and expenses	US$20,000
Printing and engraving expenses	US$20,000
Miscellaneous expenses	US$ 1,000
Total	US$98,130

MATERIAL CHANGES
          There have not been any material changes in our affairs that have occurred since the end of the latest fiscal year for which certified financial statements are included in this prospectus and that have not been described in a report filed under the Exchange Act and incorporated by reference.

LEGAL MATTERS
          The validity of the securities offered in this prospectus will be passed upon for us by Jones Day, our Hong Kong and U.S. counsel. Any underwriters will be advised with respect to other issues relating to any offering by their own legal counsel.

EXPERTS
          The consolidated financial statements of City Telecom (H.K.) Limited and its subsidiaries as of August 31, 2008 and 2009, and for each of the years in the two-year period ended August 31, 2009, have been incorporated by reference herein and in this Registration Statement in reliance upon the report of KPMG, an independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.
          The offices of KPMG are located at 8th Floor, Prince’s Building, 10 Chater Road, Central, Hong Kong, People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION
          We have filed a registration statement on Form F-3 with the Securities and Exchange Commission in connection with this offering. In addition, we file reports with, and furnish information to, the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we have filed at the Securities and Exchange Commission, including any exhibits and schedules, at the Securities and Exchange Commission’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on this public reference room. As a foreign private issuer, all documents which were filed after November 4, 2002 on the Securities and Exchange Commission’s EDGAR system are available for retrieval on the Securities and Exchange Commission’s website at www.sec.gov.
          This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

INCORPORATION OF INFORMATION BY REFERENCE
          The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. The following documents filed with the Securities and Exchange Commission by our company are incorporated by reference in this registration statement:
1)	our Annual Report on Form 20-F for the year ended August 31, 2009, filed on December 18, 2009, as amended by the Form 20-F/A filed on March 24, 2010, which contains audited consolidated financial statements as of August 31, 2008 and 2009 and for each of the years in the two-year period ended August 31, 2009; and

2)	our Current Reports on Form 6-K furnished on December 30 and 31, 2009 and February 5, 2010.
          All subsequent annual reports filed by our company pursuant to the Securities Exchange Act of 1934 on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate any Form 6-K subsequently submitted by us to the Commission prior to the termination of the offering by identifying in such Forms 6-K that they are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
          Copies of reports and other information, when so filed, may be inspected without charge and may be obtained at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and at the regional office of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website at www.sec.gov that contains information regarding registrants that make electronic filings with the SEC using its EDGAR system.
          We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at:
City Telecom (H.K.) Limited
Level 39, Tower 1, Metroplaza
No. 223 Hing Fong Road,
Kwai Chung, New Territories,
Hong Kong
Attn: Mr. Lai Ni Quiaque
Telephone number: (852) 3145 6068
Copies of these filings may also be accessed at our website, www.ctigroup.com.hk.
          As a foreign private issuer, we are exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and other provisions in Section 16 of the Exchange Act.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8. Indemnification of Directors and Officers.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the following provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
          Under the Hong Kong Companies Ordinance (the “Ordinance”) a company may indemnify and purchase insurance for any director or officer of the company. In accordance with the Ordinance, however, directors and officers are not indemnified against any liability arising out of negligence, default, breach of duty or breach of trust with respect to the company, unless such liability is incurred in defending any proceedings, whether civil or criminal, in which judgment is given in the director’s or officer’s favor, or in which the director or officer is acquitted, or in connection with any application in which relief is granted to the director or officer by the court pursuant to the Ordinance from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the company.
          Pursuant to our Articles, we have agreed to indemnify our directors and officers, to the extent permitted by Hong Kong law, against certain liabilities and expenses incurred by such persons in successfully defending claims against them in their capacity as a director or officer of the Company. In addition, we maintain a Director’s and Officer’s Insurance Policy and our officers and directors are covered by this insurance (with certain exceptions and limitations) that indemnifies them against losses for which we grant them indemnification and for which they become legally obligated to pay on account of claims made against them for “wrongful acts” committed before or during the policy period.
Item 9. Exhibits.
          The following exhibits are filed with this registration statement:

Exhibit Number	Description
1.1	Form of Underwriting Agreement*
1.2	Form of Placement Agent Agreement*
3.1	Memorandum and Articles of Association of the Company (1)
4.1	Specimen Certificate for Ordinary Shares (2)
4.2	Specimen Certificate for American Depositary Receipts (included in Exhibit 4.3)
4.3	Form of Deposit Agreement among the Company, The Bank of New York as Depositary and holders of the American Depositary Receipts (3)
4.4	Form of Indenture for Debt Securities
4.5	Form of Warrant*
4.6	Form of Right to Purchase Ordinary Shares*
4.7	Form of Unit*
5.1	Opinion of Jones Day with respect to New York law regarding the validity of the Securities
5.2	Opinion of Jones Day with respect to Hong Kong law regarding the validity of the Securities
12.1	Ratio of Earnings to Fixed Charges
23.1	Consent of KPMG
23.2	Consent of Jones Day (included in Exhibit 5.1)
23.3	Consent of Jones Day (included in Exhibit 5.2)
24.1	Power of attorney (4)
25.1	Statement of Eligibility of Trustee on Form T-1 for Indenture*

(1)	Filed as Exhibit 1 to the Company’s Registration Statement on Form 20-F (Registration No.333-11012), filed with the Securities and Exchange Commission (“SEC”) on January 30, 2006, and incorporated herein by reference.

(2)	Filed as Exhibit 4.1 to the Company’s Registration Statement on Form F-1 (Registration No.333-11012), as amended, initially filed with the Commission on November 2, 1999, and incorporated herein by reference.

(3)	Filed as Exhibit 4.3 to the Company’s Registration Statement on Form F-1 (Registration No. 333-11012), as amended, initially filed with the Commission on November 2, 1999, and incorporated herein by reference.

(4)	Previously filed with the Registration Statement on Form F-3, filed on February 8, 2010.

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, including any Report of Foreign Private Issuer on Form 6-K, and incorporated herein by reference if necessary or required by the transaction.

Item 10. Undertakings.
1)	The undersigned Registrant hereby undertakes:
a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, paragraphs (1)(a)(i), (1)(a)(ii) and (1)(a)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
b)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

d)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933, as amended, need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (1)(d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933, as amended, or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Form F-3.

e)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
i)	If the Registrant is relying on Rule 430B:

(1)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(2)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
f)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
2)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

4)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

5)	The undersigned Registrant hereby undertakes that:
a)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

b)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
6)	The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 1 to the registration statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on April 2, 2010.

CITY TELECOM (H.K.) LIMITED
By:	/s/ Lai Ni Quiaque
	Title:	Chief Financial Officer
           Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on April 2, 2010.

Signature

*
Name: Wong Wai Kay, Ricky
Title: Chairman

*
Name: Cheung Chi Kin, Paul
Title: Vice Chairman

*
Name: Yeung Chu Kwong, William
Title: Chief Executive Officer

/s/ Lai Ni Quiaque
Name: Lai Ni Quiaque
Title: Chief Financial Officer

*
Name: Cheng Mo Chi, Moses
Title: Non-Executive Director

*
Name: Lee Hon Ying, John
Title: Independent Non-Executive Director

*
Name: Chan Kin Man
Title: Independent Non-Executive Director

*
Name: Peh Jefferson Tun Lu
Title: Independent Non-Executive Director

*By:	/s/ Lai Ni Quiaque
Name: Lai Ni Quiaque Attorney-in-fact
Authorized Representative
Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly undersigned representative in the United States of City Telecom (H.K.) Limited has signed this amendment No. 1 to the Registration Statement on Form F-3 in the United States, on April 2, 2010.

Title: Authorized U.S. Representative

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement*
1.2	Form of Placement Agent Agreement*
3.1	Memorandum and Articles of Association of the Company (1)
4.1	Specimen Certificate for Ordinary Shares (2)
4.2	Specimen Certificate for American Depositary Receipts (included in Exhibit 4.3)
4.3	Form of Deposit Agreement among the Company, The Bank of New York as Depositary, and holders of the American Depositary Receipts (3)
4.4	Form of Indenture for Debt Securities
4.5	Form of Warrant*
4.6	Form of Right to Purchase Ordinary Shares*
4.7	Form of Unit*
5.1	Opinion of Jones Day with respect to New York law regarding the validity of the Securities
5.2	Opinion of Jones Day with respect to Hong Kong law regarding the validity of the Securities
12.1	Ratio of Earnings to Fixed Charges
23.1	Consent of KPMG
23.2	Consent of Jones Day (included in Exhibit 5.1)
23.3	Consent of Jones Day (included in Exhibit 5.2)
24.1	Power of attorney (4)
25.1	Statement of Eligibility of Trustee on Form T-1 for Indenture*

(1)	Filed as Exhibit 1 to the Company’s Registration Statement on Form 20-F (Registration No.333-11012), filed with the Securities and Exchange Commission (“SEC”) on January 30, 2006, and incorporated herein by reference.

(2)	Filed as Exhibit 4.1 to the Company’s Registration Statement on Form F-1 (Registration No.333-11012), as amended, initially filed with the Commission on November 2, 1999, and incorporated herein by reference.

(3)	Filed as Exhibit 4.3 to the Company’s Registration Statement on Form F-1 (Registration No.333-11012), as amended, initially filed with the Commission on November 2, 1999, and incorporated herein by reference.

(4)	Previously filed with the Registration Statement on Form F-3, filed on February 8, 2010.

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, including any Report of Foreign Private Issuer on Form 6-K, and incorporated herein by reference if necessary or required by the transaction.